Exhibit 99.2

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our ordinary shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement, our consolidated financial statements and the related notes thereto and the other documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a genetic medicines company with an innovative and proprietary synthetic chemistry drug development platform that we are using to rationally design, develop and commercialize a broad pipeline of first-in-class or best-in-class nucleic acid therapeutic candidates for genetically defined diseases. Nucleic acid therapeutics are a growing and innovative class of drugs that have the potential to address diseases that have historically been difficult to treat with small molecules or biologics. Nucleic acid therapeutics, or oligonucleotides, are comprised of a sequence of nucleotides that are linked together by a backbone of chemical bonds. We are initially developing oligonucleotides that target genetic defects to either reduce the expression of disease-promoting proteins or transform the production of dysfunctional mutant proteins into the production of functional proteins.

The nucleic acid therapeutics we are developing are stereopure oligonucleotides. A stereopure oligonucleotide is comprised of molecules with atoms precisely arranged in three-dimensional orientations at each linkage. We believe that controlling the position of the sulfur atom following phosphorothioate (“PS”) modification will optimize the pharmacological profile of our oligonucleotides by maximizing the potential therapeutic effect while minimizing the potential for side effects and safety risks. The stereopure oligonucleotides we are developing differ from the mixture-based nucleic acid therapeutics currently on the market or oligonucleotides in development by others. Our preclinical studies have demonstrated that our stereopure oligonucleotides may achieve superior pharmacological properties compared with mixture-based nucleic acid therapeutics. Our platform is designed to enable us to rationally design, optimize and produce stereopure oligonucleotides, which were previously thought to be too difficult to make and too expensive to manufacture. Further, our platform has the potential to design therapeutics that use any of the major molecular mechanisms employed by nucleic acid therapeutics, including antisense, ribonucleic acid interference (“RNAi”), splicing and exon skipping.

Our goal is to develop and commercialize disease-modifying drugs for genetically-defined diseases with a high degree of unmet medical need, and to become a fully integrated genetic medicines company. We are focused on designing single-stranded oligonucleotides that can distribute broadly within the human body, allowing us to target diseases across multiple organ systems and tissues, through both systemic and local administration. Our initial focus for our clinical development programs is in neurology, which we broadly define as genetic diseases within the neuromuscular system and central nervous system. We are conducting clinical trials of our lead program in Duchenne muscular dystrophy (“DMD”) targeting exon 51 and our two lead programs in Huntington’s disease (“HD”). We are advancing three additional development programs, targeting exon 53 in DMD and C9ORF72 in amyotrophic lateral sclerosis and frontotemporal dementia, and, subject to our submission of clinical trial applications and approval to proceed, we would expect topline clinical data readouts from these programs in the second half of 2020. In addition to neurology, we are advancing discovery research in ophthalmologic disorders, specifically inherited retinal diseases, and in hepatic diseases, and we expect to make continued investments in expanding the breadth of our portfolio. In further support of our pipeline, we continue to make substantial investments in, and leverage, our platform to potentially develop the next generation of stereopure oligonucleotides. We have also established and continue to enhance our internal current good manufacturing practices (“cGMP”) manufacturing capabilities to increase control and visibility of our drug substance supply chain. These investments further improve our ability to secure drug substance for current and future development activities and may provide commercial-scale manufacturing capabilities.

Our Current Programs

Additional details regarding our programs are set forth below.

Neurology: Muscle

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DMD is a genetic disorder caused by mutations in the DMD gene that result in dysfunctional dystrophin protein. DMD impacts approximately one in every 5,000 newborn boys each year, resulting in approximately 20,000 new cases worldwide annually. In DMD, we are advancing suvodirsen (WVE-210201), which targets exon 51, a region within the precursor messenger RNA (“pre-mRNA”) that is transcribed from the dystrophin gene (also referred to as the “DMD” gene). In November 2017, we initiated a global, multicenter, double-blind, randomized, placebo-controlled, single-ascending dose Phase 1 clinical trial of suvodirsen administered intravenously. The primary endpoint of the trial was safety and tolerability. The Phase 1 inclusion criteria allowed for participation by patients who are amenable to exon 51 skipping, ages 5-18, ambulatory and non-ambulatory, as well as those previously treated with eteplirsen or ataluren following an appropriate washout period. On December 6, 2018, we announced that the safety and tolerability data from the Phase 1 trial support initiation of a Phase 2/3 clinical trial of suvodirsen and that we selected a dose for the Phase 2/3 trial. We plan to present the results from the Phase 1 trial, as well as details of the Phase 2/3 trial design, at upcoming scientific meetings. As patients complete the Phase 1 trial, they have the option to enroll in an ongoing open label extension study (“OLE”) in which they continue to receive suvodirsen. The OLE is expected to enroll up to 40 patients who previously participated in the Phase 1 trial. Patients in the OLE are undergoing quarterly clinical assessments using validated clinical outcome measures and are having muscle biopsies taken so that an interim analysis may be conducted by measuring dystrophin expression using a standardized Western blot. Data from this interim analysis are intended to be an important component of a submission to the U.S. Food and Drug Administration (“FDA”) for accelerated approval of suvodirsen in the United States, and we remain on track to deliver these data in the second half of 2019. We anticipate initiating the global, placebo-controlled Phase 2/3 efficacy and safety clinical trial of suvodirsen in 2019. The Phase 2/3 trial is designed to measure clinical efficacy and dystrophin expression, and we intend to use the results of this trial to seek regulatory approvals globally. On January 3, 2019, we announced that the Phase 2/3 trial of suvodirsen had been selected for the FDA pilot program for complex innovative trial designs (“CID”). In evaluating submissions for the CID pilot program, the FDA considered two key criteria: the innovative features of the Phase 2/3 trial design and the therapeutic need (i.e., therapeutics being developed for use in disease areas where there are limited or no treatment options). Through the CID pilot program, we intend to reduce the number of patients required to deliver conclusive clinical efficacy results, thereby minimizing the number of patients required in the placebo treatment arm and potentially accelerating completion of the trial. This marks the first time that the FDA has selected clinical protocols for its CID pilot program that was announced in August 2018.

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Our second development program in DMD, WVE-N531, targets exon 53. Subject to our submission of clinical trial applications and approval to proceed, we would expect to deliver topline clinical data for WVE-N531 in the second half of 2020.

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Also in DMD, we are exploring programs targeting DMD exons 44, 45, 52, 54 and 55 and investigating alternative forms of delivery, including subcutaneous administration, for our existing and future DMD programs.

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In addition to DMD, we are conducting research to identify potential targets for other neuromuscular diseases where our novel platform technology, candidate discovery and rational design process may be most effective.

Neurology: Central Nervous System (“CNS”)

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In HD, we are advancing two programs, WVE-120101 and WVE-120102, each targeting a disease-associated single nucleotide polymorphism (“SNP”) within the huntingtin gene (“HTT”): rs362307 (“HTT SNP1”) and rs362331 (“HTT SNP2”), respectively. Targeting mRNA transcript with these SNPs allows us to lower the mutant allele transcript, while leaving the healthy transcript relatively intact. We commonly refer to this method (or approach) as “allele specific targeting.” SNPs are naturally occurring variations within a given genetic sequence and in certain instances can be used to distinguish between two related copies of a gene where only one is associated with the expression of a disease-causing protein. We have shown that by targeting HTT SNP1 and HTT SNP2 in preclinical in vitro studies, the production of disease-causing proteins associated with HD can be reduced. As part of ongoing, required and routine toxicology support of our clinical programs, we continue to conduct in vivo nonclinical toxicology studies for WVE-120101 and WVE-120102. A recent in vivo micronucleus assay yielded results that require additional nonclinical studies that we are planning to conduct. In July 2017, we initiated PRECISION-HD, a global clinical program consisting of the PRECISION-HD1 and PRECISION-HD2 clinical trials. PRECISION-HD1 and PRECISION-HD2 are two parallel, multicenter, double-blind, randomized, placebo-controlled Phase 1b/2a clinical trials evaluating WVE-120101 and WVE-120102, respectively, administered intrathecally, consisting of single-ascending dose and multiple-ascending dose portions. The primary objective of these two trials is to assess the safety and tolerability of intrathecal doses of WVE-120101 and WVE-120102, respectively, in early manifest HD patients. Additional objectives include measurement of total HTT protein and mutant HTT protein, and exploratory pharmacokinetic, pharmacodynamic, clinical and MRI endpoints. Each trial is expected to enroll approximately 50 Stage I or Stage II HD patients, ages 25-65, who have screened positively for the presence of SNP1 or SNP2. Outside of the United States, we are enrolling patients in both the single-ascending dose and multiple-ascending dose portions of the PRECISION-HD1 and PRECISION-HD2 trials. In the United States, we received approvals to proceed with the single-dose portions of both trials. However, the FDA indicated to us that we cannot progress to the multiple-ascending dose portions of these trials in the United States unless we conduct an additional preclinical study and present the resulting data to the FDA for its review. For the single-dose portion of the PRECISION-HD1 trial in the United States, escalation to our highest proposed doses is subject to the FDA’s review and approval of additional monitoring plans. We expect to deliver topline clinical data from the PRECISION-HD trials in the first half of 2019.

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In amyotrophic lateral sclerosis (“ALS”) and frontotemporal dementia (“FTD”), we are advancing WVE-3972-01, which preferentially targets the transcript containing the GGGGCC (“G4C2”) expansion in the C9ORF72 gene. WVE-3972-01 is designed to minimize the impact on normal C9ORF72 protein levels in patients, thereby reducing potential on-target risk. The G4C2 expansion in the C9ORF72 gene is the most common cause of familial ALS and FTD and is a strong genetic risk factor for non-inherited (sporadic) forms of ALS and FTD. Subject to our submission of clinical trial applications and approval to proceed, we would expect to deliver topline clinical data for WVE-3972-01 in the second half of 2020.

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In spinocerebellar ataxia 3 (“SCA3”), we are advancing a lead candidate targeting ATXN3. SCA3 is a rare, hereditary (autosomal dominant), progressive, neurodegenerative disorder that is caused by a CAG-repeat expansion in the ATXN3 gene.

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We are collaborating with Takeda Pharmaceutical Company Limited (“Takeda”) to advance genetically defined targets for the treatment of other CNS disorders, including Alzheimer’s disease and Parkinson’s disease. Under the terms of the agreement, we may collaborate with Takeda on up to six preclinical programs at any one time, during a four-year term. Takeda is entitled to exclusively license multiple preclinical programs from us during the term.

Ophthalmology

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We are designing and advancing stereopure oligonucleotides for the potential treatment of rare, inherited eye diseases. Our research is assessing four inherited retinal diseases, which typically begin in childhood or adolescence and commonly lead to progressive vision loss: retinitis pigmentosa due to a P23H mutation in the RHO gene, Stargardt disease, Usher syndrome type 2A and Leber congenital amaurosis 10. Our preclinical data demonstrate that a single intravitreal injection of stereopure oligonucleotide in the eye of non-human primates resulted in greater than 95% knockdown of a target RNA in the retina for at least four months. Based on these data, we are working to design candidates that could achieve a therapeutic effect with only two doses per year. We expect to announce our first ophthalmology candidate in the second half of 2019.

Hepatic

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We are collaborating with Pfizer to advance genetically defined targets for the treatment of metabolic diseases, bringing together our proprietary drug development platform across antisense and single-stranded RNAi modalities, along with GalNAc and Pfizer’s hepatic targeting technology for delivery to the liver. Pfizer has selected five targets, including Apolipoprotein C-III (APOC3), which is the maximum number of targets that Pfizer may select under the terms of the agreement. We will advance five targets from discovery through the selection of clinical candidates, at which point Pfizer may elect to exclusively license the programs and undertake further development and potential commercialization.

Our Strategy

We are leveraging our innovative and proprietary synthetic chemistry drug development platform to design, develop and commercialize optimized disease-modifying nucleic acid therapeutics for indications with a high degree of unmet medical need in genetically defined diseases. We are focused on designing single-stranded oligonucleotides that can distribute broadly within the human body, allowing us to target diseases across multiple organ systems and tissues, through both systemic and local administration. Our initial programs are focused in neurology and are aimed at addressing DMD, HD, ALS and FTD. In parallel to our neurology programs, we are exploring additional therapeutic areas that may benefit from the application of our platform.

The key components of our strategy are as follows:

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Maintain and extend our leadership in oligonucleotides. We intend to establish a dominant position in the field of oligonucleotides, advancing basic research and pharmacology using stereochemistry across multiple therapeutic modalities and target classes. Our efforts are already revealing structure-activity relationships amongst chemical modification, stereochemistry and pharmacology that may allow us to tune the activity of our oligonucleotides in a previously unexplored modality-specific manner.

•	Rapidly advance our clinical development programs. We are advancing three programs currently in clinical development: suvodirsen targeting exon 51 in DMD and WVE-120101 and WVE-120102,

targeting HTT SNP1 and HTT SNP2, respectively, in HD. We expect to deliver topline data from our two Phase 1b/2a trials in HD in the first half of 2019. In DMD, we expect to deliver an interim analysis of dystrophin expression from the OLE for suvodirsen in the second half of 2019.

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Sustain our leadership in neurology. We are committed to transforming the care of rare genetic diseases in neurology, which we broadly define as the neuromuscular system and the CNS. Our current neurology development programs offer a foundation from which to transform our company into a fully integrated commercial organization. We also believe there are additional areas within neurology, specifically neurodegenerative movement disorders, neuromuscular diseases beyond DMD and neurodegenerative dementias, that we can uniquely address with our chemistry platform to reach underserved patient populations.

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Expand our pipeline. We remain intent on making disciplined investments in our platform to enable a sustainable discovery and development engine for future growth. We believe our platform will yield optimized nucleic acid therapeutic candidates to deepen our pipeline in neurologic and hepatic diseases, as well as to allow us to broaden our pipeline into additional therapeutic areas, such as ophthalmology, where our initial focus is in rare, inherited retinal diseases. We will continue to pursue these investments through wholly-owned programs as well as through potential partnerships and collaborations.

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Leverage manufacturing leadership in stereopure oligonucleotides. We expect that our manufacturing capabilities based in our Lexington, Massachusetts facility, and our growing internal expertise in cGMP, specifically for stereopure oligonucleotides, will better facilitate our growth and enhances our ability to secure drug substance for current and future development activities and, potentially, commercial-scale manufacturing. In July 2017, we took occupancy of the approximately 90,000 square foot multi-use Lexington facility and began manufacturing production in the fourth quarter of 2017.

Recent Developments

As of December 31, 2018, we had cash and cash equivalents of approximately $174.8 million. The estimated cash and cash equivalents as of December 31, 2018 are preliminary and may change, were prepared by management and are based on the most current information available to management as of the date of this prospectus supplement, and are subject to completion by management of the financial statements as of and for the year ended December 31, 2018, including completion of the review procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized. As a result, there can be no assurance that our cash and cash equivalents as of December 31, 2018 will not differ from these estimates and any such changes could be material. For more information on factors that could cause actual results to differ from those described below are set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. KPMG LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. Complete annual results will be included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is not expected to be filed until after this offering is completed.

Risks Relating to Our Business

We are a genetic medicines company, and our business and ability to execute our business strategy are subject to a number of significant risks of which you should be aware before you decide to buy our ordinary shares. Among these important risks are the following:

•	We are a clinical-stage genetic medicines company with a history of losses, and we expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

•	We will require substantial additional funding, which may not be available on acceptable terms, or at all.

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Our management has broad discretion over the use of proceeds received from sales of our securities, including sales of our securities in this offering, and our collaborations with third parties, and the proceeds may not be used effectively.

•	Our short operating history may make it difficult for shareholders to evaluate the success of our business to date and to assess our future viability.

•	The approach we are taking to discover and develop our oligonucleotides is novel and may never lead to marketable products.

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Because we are developing nucleic acid therapeutics, which are considered a relatively new class of drugs, there is increased risk that the outcome of our clinical trials will not be sufficient to obtain regulatory approval.

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Our preclinical studies and clinical trials may not be successful. If we are unable to commercialize our product candidates or experience significant delays in doing so, our business will be materially harmed.

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If we cannot successfully manufacture our product candidates for our research and development and preclinical activities, or manufacture sufficient amounts of our product candidates to meet our clinical requirements and timelines, our business may be materially harmed.

•	Results of preclinical studies and early clinical trials may not be predictive of results of future clinical trials.

•	If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

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We may be unable to obtain regulatory approval in the United States or foreign jurisdictions and, as a result, be unable to commercialize our product candidates and our ability to generate revenue will be materially impaired.

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We have been granted orphan drug designation for our product candidates in various jurisdictions, but there can be no guarantee that we will maintain orphan drug status for these product candidates or receive orphan drug approval.

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Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory oversight. If we fail to comply with continuing U.S. and foreign requirements, our approvals could be limited or withdrawn, we could be subject to other penalties, and our business would be seriously harmed.

•	Any drugs we develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.

•	We depend on collaborations with third parties for the development and commercialization of certain of our product candidates.

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We rely, and expect to continue to rely, on third parties to conduct some aspects of our compound formulation, research, preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such formulation, research or testing.

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If any of our research collaborators terminates or fails to perform its obligations under agreements with us, the development and commercialization of our product candidates could be delayed or our business could be otherwise adversely affected.

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We rely on third parties to design, conduct, supervise and monitor our preclinical studies and clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.

•	We rely on third parties to supply and manufacture our product candidates for our research, preclinical and clinical activities, and may do the same for commercial supplies of our product candidates.

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If any of our product candidates are approved for marketing and commercialization and we are unable to develop sales, marketing and distribution capabilities on our own, or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to commercialize successfully any such future products.

•	If we are not able to obtain and enforce patent protection for our technologies or product candidates, development and commercialization of our product candidates may be adversely affected.

•	Other companies or organizations may challenge our or our licensors’ patent rights or may assert patent rights that prevent us from developing and commercializing our products.

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As of December 31, 2018, we are no longer an emerging growth company and are no longer able to take advantage of the reduced disclosure requirements and other exemptions applicable to emerging growth companies.

•	We are incorporated in Singapore and our shareholders may have more difficulty protecting their interests than they would as shareholders of a corporation incorporated in the United States.

If we are unable to adequately address these and other risks we face, our business, financial condition, operating results and prospects may be adversely affected. For additional information about the risks we face, please see the information contained in or incorporated by reference under “Risk Factors” on page S-10 of this prospectus supplement and page 6 of the accompanying prospectus.

Corporate History and Information

Wave Life Sciences Pte. Ltd. (Registration No.: 201218209G) was incorporated under the laws of Singapore on July 23, 2012. On November 16, 2015, we closed our initial public offering. In connection with our initial public offering, on November 5, 2015, Wave Life Sciences Pte. Ltd. converted from a private limited company to a public limited company known as Wave Life Sciences Ltd. (“Wave”). Wave has four wholly-owned subsidiaries: Wave Life Sciences USA, Inc. (“Wave USA”), a Delaware corporation (formerly Ontorii, Inc.); Wave Life Sciences Japan, Inc. (“Wave Japan”), a company organized under the laws of Japan (formerly Chiralgen., Ltd.); Wave Life Sciences Ireland Limited (“Wave Ireland”), a company organized under the laws of Ireland; and Wave Life Sciences UK Limited (“Wave UK”), a company organized under the laws of England and Wales.

Our registered office is located at 7 Straits View #12-00 Marina One East Tower, Singapore 018936, and our telephone number at that address is +65 6236 3388. Our principal offices for Wave USA are located at 733 Concord Avenue, Cambridge, MA 02138, and our telephone number at that address is +1-617-949-2900. Our registered office for Wave Japan is 2438 Miyanoura-cho, Kagoshima-shi, Kagoshima pref. 891-1394, Japan. Our registered office for Wave Ireland is One Spencer Dock, North Wall Quay, Dublin 1, Ireland. Our registered office for Wave UK is Hays Galleria, 1 Hays Lane, London, SE1 2RD, United Kingdom. Our corporate website address is www.wavelifesciences.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider any information contained on, or that can be accessed through, our website in deciding whether to purchase our ordinary shares. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the “For Investors & Media—Financial Information” section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.